EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 27, 2007, with respect to the statements of revenues and direct operating expenses of the Anadarko Elk Basin Operations for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
July 13, 2007